                        NOVAMETRIX MEDICAL SYSTEMS INC.
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD SEPTEMBER 1, 1998

                            ------------------------

                                                        Wallingford, Connecticut
                                                                   July 29, 1998

To the Holders of Common Stock of
  NOVAMETRIX MEDICAL SYSTEMS INC.:

     The Annual Meeting of the Stockholders of NOVAMETRIX MEDICAL SYSTEMS INC. (the "Company") will be held at the corporate offices of the Company, 5 Technology Drive, Wallingford, Connecticut 06492 on Tuesday, September 1, 1998, at 10:30 a.m. for the following purposes, as more fully described in the accompanying Proxy Statement:

          1. To elect two Class C directors of the Company for the ensuing three years.

          2. To consider and take action upon a proposal to ratify the Board of Directors' selection of Ernst & Young LLP to serve as the Company's independent auditors for the fiscal year ending May 2, 1999.

          3. To transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

     The close of business on July 17, 1998 has been fixed by the Board of Directors as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting.

                                          By Order of the Board of Directors,

                                          Joseph A. Vincent,
                                          Secretary

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. IF YOU DO NOT EXPECT TO BE PRESENT, PLEASE MARK, SIGN AND DATE THE ENCLOSED FORM OF PROXY AND MAIL IT IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, SO THAT YOUR VOTE CAN BE RECORDED.

                         NOVAMETIX MEDICAL SYSTEMS INC.
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     This Proxy Statement, which will be mailed commencing on or about July 29, 1998 to the persons entitled to receive the accompanying Notice of Annual Meeting of Stockholders, is provided in connection with the solicitation of Proxies on behalf of the Board of Directors of Novametrix Medical Systems Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Meeting") to be held on September 1, 1998, and at any adjournment or adjournments thereof, for the purposes set forth in such Notice. The Company's executive offices are located at 5 Technology Drive, Wallingford, Connecticut 06492.

     Holders of record of issued and outstanding shares of common stock, $.01 par value ("Common Stock"), of the Company as of July 17, 1998 (the "Record Date") will be entitled to notice of and to vote at the Meeting as described below. On the Record Date, there were issued and outstanding 8,857,786 shares of Common Stock. The Company has no class or series of stock outstanding and entitled to vote at the Meeting other than the Common Stock. Each share of Common Stock is entitled to one vote with respect to each matter to be voted on at the Meeting.

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum at the Meeting or any adjournments thereof. Directors of the Company are elected by a plurality vote. Adoption of Proposal 2 will require the affirmative vote of a majority of the shares present at the Meeting, in person or by proxy, and entitled to vote on that proposal. Abstentions and broker non-votes (as hereinafter defined) will be counted as present for the purpose of determining the presence of a quorum. For the purpose of determining the vote required for approval of matters to be voted on at the Meeting, shares held by stockholders who abstain from voting will be treated as being "present" and "entitled to vote" on the matter and, thus, an abstention has the same legal effect as a vote against the matter. However, in the case of a broker non-vote or where a stockholder withholds authority from his proxy to vote the proxy as to a particular matter, such shares will not be treated as "present" and "entitled to vote" on the matter and, thus, a broker non-vote or the withholding of a proxy's authority will have no effect on the outcome of the vote on the matter. A "broker non-vote" refers to shares of Common Stock represented at the Meeting in person or by proxy by a broker or nominee where such broker or nominee (i) has not received voting instructions on a particular matter from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on such matter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The stockholders (including any "group," as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act")) who, to the knowledge of the Board of Directors of the Company beneficially owned more than five percent of the Common Stock as of July 1, 1998, and their respective shareholdings as of such date (according to information furnished by them to the Company), are set forth in the following table. Except as indicated in the footnotes to the table, all of such shares are owned with sole voting and investment power.

                                                              SHARES OF COMMON STOCK    PERCENT
NAME AND ADDRESS                                                BENEFICIALLY OWNED      OF CLASS
----------------                                              ----------------------    --------
Charles F. Manning, Jr., M.D. Group.........................         575,338(1)           6.4%
  1831 Ox Bottom Road
  Tallahassee, Florida 32312

---------------
(1) Information as to the Charles F. Manning, Jr., M.D. Group is based upon reports on Schedule 13D filed with the Securities and Exchange Commission (the "Commission") by such Group. Such reports indicate that such Group beneficially owns an aggregate of 575,338 shares, which includes 72,570 shares issuable on the exercise of currently exercisable warrants.

     In addition, a group of stockholders of the Company which includes Elliott Associates, L.P., 712 Fifth Avenue, New York, New York 10019 (the "Elliott Group") has filed a report on Schedule 13D with the Commission. Such report, as amended, indicates that the Elliott Group beneficially owns an aggregate of 546,746 shares of Common Stock (including 135,121 shares issuable on the exercise of currently exercisable warrants), representing approximately 6.1% of the outstanding Common Stock. A member of the Elliott Group is a co-trustee of the Pellegrino Family Trust, the beneficial owner of 186,121 shares of Common Stock (including 135,121 shares issuable on the exercise of currently exercisable warrants). Such 186,121 shares are included in the aggregate number of shares beneficially owned by the Elliott Group because of the shared voting and dispositive power over such shares held by the co-trustee who is a member of the Elliott Group. However, such Trust is not a member of the Elliott Group. Moreover, the shares of such Trust cannot be voted by the member of the Elliott Group without approval by both trustees of such Trust. The co-trustee of such Trust has informed the Company and the members of the Elliott Group that he opposes the views of the Elliott Group and, accordingly, the shares beneficially owned by such Trust will not be voted in favor of any such views. In light of the foregoing, it is the position of the Company that the shares owned by the Pellegrino Family Trust are not appropriately includable in the number of shares beneficially owned by the Elliott Group and that, accordingly, the Elliott Group beneficially owns 360,625 shares (approximately 4.0%) of the Common Stock.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of July 1, 1998, the number of shares of Common Stock beneficially owned by each of the Company's directors and each executive officer named in the Summary Compensation

Table, and all directors and executive officers as a group, according to information furnished by such persons to the Company.

                                                              SHARES OF COMMON STOCK    PERCENT
                      NAME AND ADDRESS                          BENEFICIALLY OWNED      OF CLASS
                      ----------------                        ----------------------    --------
Paul A. Cote................................................           75,458(1)             *
  Director of the Company
Vartan Ghugasian............................................           60,833(2)             *
  Director of the Company
Thomas M. Haythe............................................          124,873(3)           1.4%
  Director of the Company
William J. Lacourciere......................................          381,003(4)           4.3%
  Chairman of the Board, President and
  Chief Executive Officer of the
  Company and Director of the Company
John P. Mahoney.............................................          176,209(5)           2.0%
  Director of the Company
Photios T. Paulson..........................................           23,833(6)             *
  Director of the Company
Steven J. Shulman...........................................           14,333(7)             *
  Director of the Company
Joseph A. Vincent...........................................           72,461(8)             *
  Executive Vice President, Chief
  Operating Officer, Treasurer and
  Secretary of the Company
Philip F. Nuzzo.............................................           36,528(9)             *
  Vice President -- Marketing and
  Product Development
All directors and executive officers as a group.............        1,011,128(1)          11.2%
  (eleven persons)                                                  (2)(3)(4)
                                                                    (5)(6)(7)
                                                                   (8)(9)(10)

---------------
*    Less than one percent.

(1) Includes 5,575 shares issuable upon the exercise of currently exercisable warrants held by Mr. Cote, which warrants will expire on December 8, 1999, and 3,333 shares issuable upon the exercise of currently exercisable stock options held by Mr. Cote.

(2) Includes 1,000 shares issuable upon the exercise of currently exercisable warrants held by Dr. Ghugasian, which warrants will expire on December 8, 1999, and 3,333 shares issuable upon the exercise of currently exercisable stock options held by Dr. Ghugasian.

(3) Includes 8,333 shares issuable upon the exercise of currently exercisable stock options held by Mr. Haythe.

(4) Includes (i) 5,900 shares held for the account of Mr. Lacourciere under the Novametrix Medical Systems Inc. Employee Stock Ownership Plan (the "ESOP"),
     (ii) 1,000 shares issuable upon the exercise of currently exercisable warrants held by Mr. Lacourciere, which warrants will expire on December 8, 1999, and (iii) 30,000 shares issuable upon the exercise of currently exercisable stock options held by Mr. Lacourciere.

(5) Includes 10,400 shares issuable upon the exercise of currently exercisable warrants held by Dr. Mahoney, which warrants will expire on December 8, 1999.

(6) Includes 10,000 shares issuable upon the exercise of currently exercisable warrants held by Mr. Paulson, which warrants will expire on November 30, 2002, and 8,333 shares issuable upon the exercise of currently exercisable stock options held by Mr. Paulson.

(7) Includes 8,333 shares issuable upon the exercise of currently exercisable stock options held by Mr. Shulman.

(8) Includes (i) 3,170 shares held for the account of Mr. Vincent under the ESOP, (ii) 200 shares issuable upon the exercise of currently exercisable warrants held by Mr. Vincent, which warrants will expire on December 8, 1999, and (iii) 21,333 shares issuable upon the exercise of currently exercisable stock options held by Mr. Vincent.

(9) Includes (i) 2,555 shares held for the account of Mr. Nuzzo under the ESOP and (ii) 32,833 shares issuable upon the exercise of currently exercisable stock options held by Mr. Nuzzo.

(10) Includes (i) 1,482 shares held for the account of Leslie E. Mace, Vice President -- Engineering of the Company, under the ESOP and (ii) 12,000 shares issuable upon the exercise of currently exercisable stock options held by Mr. Mace. Includes (i) 1,530 shares held for the account of Jeffery
     A. Baird, Chief Financial Officer of the Company, under the ESOP and (ii) 15,833 shares issuable upon the exercise of currently exercisable stock options held by Mr. Baird.

                           I.  ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation provides for the division of the Board of Directors into three classes. The Class A directors of the Company are Paul A. Cote and Vartan Ghugasian, the Class B directors of the Company are Photios T. Paulson and Steven J. Shulman, and the Class C directors of the Company are Thomas M. Haythe, William J. Lacourciere and John P. Mahoney. Each class of directors is elected to serve for a term of three years. If the number of directors is increased, the increase will be apportioned among the classes so as to make all classes as nearly equal in number as possible.

     Two Class C directors will be elected at the Meeting to serve for three years and until their respective successors shall have been elected and qualified. The Class A directors will be elected at the 1999 Annual Meeting and the Class B directors will be elected at the 2000 Annual Meeting. It is the intention of each of the persons named in the accompanying form of Proxy to vote the shares represented thereby in favor of the nominees for Class C director, Thomas M. Haythe and William J. Lacourciere, unless otherwise instructed in such Proxy. In case either one of the nominees is unable or declines to serve, such persons reserve the right to vote the shares represented by such Proxy for another person duly nominated by the Board of Directors in such nominee's stead. The Board of Directors has no reason to believe that either of the nominees will be unable or will decline to serve.

     Information concerning the nominees for election as Class C directors and the other directors of the Company whose terms of office will continue after the Meeting is set forth below. Such information was furnished by them to the Company.

NOMINEES FOR ELECTION

     THOMAS M. HAYTHE (Class C director), age 58; Partner, Haythe & Curley (law firm) since prior to 1991; Director: Guest Supply, Inc. (provider of hotel guest room amenities, accessories and products), Westerbeke Corporation (manufacturer of marine engine products) and Ramsay Health Care, Inc. (provider of management programs and services for at-risk youth and related behavioral healthcare services); Director of the Company since 1978.

     WILLIAM J. LACOURCIERE (Class C director), age 58; Chairman of the Board of the Company since September 1991; Chief Executive Officer of the Company since February 1991; President of the Company since August 1986; Chief Operating Officer of the Company from March 1983 to February 1991; Executive Vice President of the Company from March 1983 to August 1986; Executive Vice President -- Marketing of the Company from October 1982 to March 1983; Vice President -- Domestic Sales of the Company, April 1980 to October 1982; Director of the Company since 1982.

OTHER DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER THE MEETING

     PAUL A. COTE (Class A director), age 68; practicing lawyer in Maine since 1955; President and Director, Cote, Cote & Hamann (law firm); Director, Secor Federal Savings & Loan, Birmingham, Alabama, from 1992 to 1993; Member, Advisory Board, Fleet Bank (and predecessors Northeast Bankshares Association and Norstar), from 1975 to 1992; Director of the Company since November 1996.

     VARTAN GHUGASIAN (Class A director), age 53; Practicing dentist in Massachusetts since 1972; Associate in Prosthetic Dentistry, Harvard School of Dental Medicine, from 1980 until 1993; Director, Karagheusian Commemorative Corporation; Director of the Company since November 1996.

     PHOTIOS T. PAULSON (Class B director), age 59; Vice President, bioAlliance, SA (privately-held French holding company), since January 1995; Chairman, bioMerieux Vitek Inc. (manufacturer of clinical diagnostic systems) since July 1991; Senior Adviser-Health Care Industry and International Investment Banking, Prudential Securities Inc. (investment bankers) since prior to 1991; Director of the Company since 1992.

     STEVEN J. SHULMAN (Class B director), age 47; President and Chief Executive Officer of Prudential HealthCare (one of the nation's ten largest healthcare providers) since August 1997; President,

Pharmacy & Disease Management Group of Value Health, Inc. (provider of specialty managed care programs) from November 1995 to March 1997; Executive Vice President, Value Health, from April 1991 until September 1993; Senior Vice President, Value Health since prior to 1991 until September 1993; Acting President and Chief Executive Officer of American PsychManagement, Inc. (wholly-owned subsidiary of Value Health), October 1990 through April 1991; various managerial positions, CIGNA Healthplan, Inc. (provider of group life and health insurance, including managed care products) since prior to 1989; Director of Ramsay Health Care, Inc. (provider of behavioral healthcare services); Director of the Company since 1993.

     The term of John P. Mahoney, a Class C director of the Company, will expire on the date of the Meeting.

     During the fiscal year ended May 3, 1998, the Board of Directors of the Company met eight times. All of the directors attended at least 75% of the meetings of the Board of Directors held during the period in which they served as directors.

     The Board of Directors has a Stock Option Committee, whose members are Messrs. Cote, Paulson and Shulman, a Compensation Committee, whose members are Messrs. Ghugasian, Haythe and Shulman, and an Audit Committee, whose members are Messrs. Cote, Haythe, Mahoney and Paulson. The Board of Directors does not have a Nominating Committee.

     The Stock Option Committee administers the Company's Stock Option Plans, its 1997 Long Term Incentive Plan and its Employee Stock Purchase plan. The Compensation Committee determines the compensation arrangements for executive officers of the Company. The Audit Committee is authorized to review the results of the auditors' examinations and to make recommendations with respect to accounting practices and procedures and internal controls. During the fiscal year ended May 3, 1998, the Stock Option Committee met four times, the Compensation Committee met two times and the Audit Committee met one time. All of the directors attended at least 75% of the meetings of any committee on which such directors served, except that Mr. Shulman was unable to attend the meeting of the Audit Committee.

     Pursuant to an Underwriting Agreement dated as of June 16, 1994 between the Company and Keane Securities Co., Inc. ("Keane"), the Company has agreed that until June 8, 1999, at the request of Keane, should such request be made, the Company will use its best efforts to cause one individual designated by Keane to be elected to the Board of Directors.

     No family relationships exist between any of the directors and officers of the Company.

     The Company's Certificate of Incorporation contains a provision, authorized by Delaware law, which eliminates the personal liability of a director to the Company or to any of its stockholders for monetary damages for a breach of his fiduciary duty as a director, except in the case where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized a payment of a dividend or approved a stock repurchase in violation of Delaware corporate law, or obtained an improper personal benefit.

STOCKHOLDERS AGREEMENT

     The Company and the members of the Charles F. Manning, Jr., M.D. Group (the "Manning Group") entered into a Stockholders Agreement in September 1997. Under the Stockholders Agreement, the members of the Manning Group agreed to vote their shares of Common Stock for the election of the Company's nominees for director at the 1997 Annual Meeting. The Stockholders Agreement also provides that, if there shall not have been any solicitation of proxies on or after the date of the Stockholders Agreement (whether or not any members of the Manning Group participate in such solicitation) not publicly supported by a resolution of a majority of the current members of the Board of Directors, the Company and the Board of Directors would increase by one the number of Class C directors of the Company, would elect John P. Mahoney, M.D., a member of the Manning Group, as a Class C director promptly following the 1997 Annual Meeting and would nominate Dr. Mahoney for reelection as a Class C director at the 1998 Annual Meeting of Stockholders. Dr. Mahoney has decided not to seek reelection at the 1998 Annual Meeting.

EXECUTIVE COMPENSATION

     The following table sets forth information for the fiscal years ended May 3, 1998, April 27, 1997 and April 28, 1996 concerning the compensation of the Company's Chief Executive Officer and other executive officers of the Company whose total annual salary and bonus exceeded $100,000 during the fiscal year ended May 3, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                        LONG TERM
                                                                      COMPENSATION
                                               ANNUAL COMPENSATION       AWARDS
NAME AND                          FISCAL       -------------------    -------------       ALL OTHER
PRINCIPAL POSITION                 YEAR         SALARY      BONUS     STOCK OPTIONS    COMPENSATION(1)
------------------              -----------    --------    -------    -------------    ---------------
William J. Lacourciere........     1998        $250,000    $   -0-       50,000            $1,583
  Chairman of the Board,           1997         220,192        -0-          -0-             3,155
  President and Chief              1996         200,000     15,000          -0-             4,511
  Executive Officer
Joseph A. Vincent.............     1998         132,692        -0-       19,000             1,307
  Executive Vice                   1997         115,000     20,000          -0-             2,722
  President and Chief              1996         104,904     10,000          -0-             3,141
  Operating Officer
Philip F. Nuzzo(2)............     1998         123,269        -0-       19,000             1,145
  Vice President-                  1997         110,780        -0-          -0-             2,447
  Marketing and Product            1996              --         --           --                --
  Development

---------------
(1) Includes contributions made by the Company on behalf of the named executive officers to the Company's 401(k) Plan and the Employee Stock Ownership Plan, and a term life insurance plan.

(2) Mr. Nuzzo was appointed Vice President -- Marketing and Product Development of the Company effective August 1996.

     The following table sets forth the grants of stock options to the executive officers named in the Summary Compensation Table during the fiscal year ended May 3, 1998. The amounts shown for each of the named executive officers as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of five percent and ten percent over the exercise price of the options during the full terms of the options. No gain to the optionees is possible without an increase in stock price which will benefit all stockholders proportionately. These potential realizable values are based solely on arbitrarily assumed rates of appreciation required by applicable Securities and Exchange Commission regulations. Actual gains, if any, on option exercises and holdings of Common Stock are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved.

                     OPTION GRANTS IN THE FISCAL YEAR ENDED
                                  MAY 3, 1998

                                                                                         POTENTIAL REALIZABLE
                                                  INDIVIDUAL GRANTS                        VALUE AT ASSUMED
                                 ----------------------------------------------------           ANNUAL
                                              % OF TOTAL                                 RATES OF STOCK PRICE
                                               OPTIONS                                     APPRECIATION FOR
                                 NO. OF       GRANTED TO      EXERCISE                       OPTION TERM
                                 OPTIONS      EMPLOYEES         PRICE      EXPIRATION    --------------------
             NAME                GRANTED    IN FISCAL YEAR    PER SHARE       DATE          5%         10%
             ----                -------    --------------    ---------    ----------    --------    --------
William J. Lacourciere.........   50,000         24.0%         $7.625       11/24/07     $239,766    $607,614
Joseph A. Vincent..............    4,000          1.9%           5.50        6/9/07        13,836      35,062
                                  15,000          7.2%          9.125       10/14/07       86,080     218,143
Philip F. Nuzzo................    4,000          1.9%           5.50        6/9/07        13,836      35,062
                                  15,000          7.2%          9.125       10/14/07       86,080     218,143

     The following table sets forth the number and value, net of exercise price, of shares of Common Stock acquired upon exercise of options on the date of exercise by the executive officers named in the Summary Compensation Table during the past fiscal year, and the number and value of options held by such executive officers at May 3, 1998.

                 AGGREGATED OPTION EXERCISES IN THE FISCAL YEAR
              ENDED MAY 3, 1998 AND FISCAL YEAR END OPTION VALUES

                                                          NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                          SECURITIES UNDERLYING         IN-THE MONEY OPTIONS
                          SHARES                         OPTIONS AT MAY 3, 1998           AT MAY 3, 1998(1)
                         ACQUIRED                      ---------------------------   ---------------------------
NAME                    ON EXERCISE   VALUE REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                    -----------   --------------   -----------   -------------   -----------   -------------
William J
  Lacourciere.........     -0 -            -0 -          30,000         50,000        $121,890        $34,400
Joseph A. Vincent.....     -0 -            -0 -          20,000         19,000          81,260         11,252
Philip F. Nuzzo.......     4,000      $   28,750         31,500         19,000         147,610         11,252

---------------
(1) In-the-money options are those where the fair market value of the underlying Common Stock exceeds the exercise price thereof. The value of in-the-money options is determined in accordance with regulations of the Securities and Exchange Commission by subtracting the aggregate exercise price of the options from the aggregate year-end market value of the underlying Common Stock.

COMPENSATION OF DIRECTORS

     The Company pays its directors who are not employees of the Company an annual fee of $7,500, a fee for each meeting of the Board of Directors of the Company attended of $1,000, and a fee for each telephone and committee meeting attended of $500. Directors are also reimbursed for out-of-pocket expenses incurred in attending meetings.

     During the past fiscal year, Dr. Mahoney and Mr. Shulman were granted options to purchase Common Stock of the Company. Such options were granted with an exercise price equal to the market price of the Common Stock on the date of grant and become exercisable in one-third increments on the first, second and third anniversaries of the date of grant.

EMPLOYMENT AGREEMENT

     The Company has entered into an employment agreement with Mr. Lacourciere. The term of the employment agreement commenced as of June 1, 1988 and is automatically extended on an annual basis, unless a notice of non-extension is given by either party. The current term of the agreement, as so extended, expires on December 31, 1998. The employment agreement provided for an initial annual salary of $200,000, subject to increases based on increases in the Consumer Price Index and additional increases at the discretion of the Board of Directors. The salary under the employment agreement is currently $250,000 per year. The agreement also provides, in the event of the termination of Mr. Lacourciere's employment by the Company other than for cause, for a cash payment to Mr. Lacourciere equal to three times his average annual cash compensation during the five most recent taxable years of the Company ending before the date of such termination, less $1,000. In the event Mr. Lacourciere's employment with the Company is terminated at this time, such termination payment would be approximately $695,000. In the event of the occurrence of certain change of control events involving the Company without the approval of the Board of Directors, Mr. Lacourciere may terminate his employment with the Company during the one-year period following any such change of control event and such termination of employment would entitle him to the same termination payment. In November 1997, the Company and Mr. Lacourciere amended Mr. Lacourciere's employment agreement to provide Mr. Lacourciere with a retirement benefit upon his retirement from the Company at any time subsequent to his attaining age 65. The aggregate amount of the retirement benefit is equal to three times Mr. Lacourciere's average annual cash compensation during the five most recent taxable years of the Company ending prior to the date of his retirement and is payable in equal monthly installments over the three-year period commencing upon his retirement. The amendment also provides for a reduced retirement benefit for Mr. Lacourciere in the event of his retirement from the Company after attaining age 62 but prior to attaining age 65.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee reviews and makes recommendations regarding the compensation for executive officers and other key employees of the Company, including salaries and bonuses. No member of the Compensation Committee is an executive of the Company. The current members of the Compensation Committee are Vartan Ghugasian, Thomas M. Haythe and Steven J. Shulman. Mr. Haythe is a member of the law firm of Haythe & Curley, the Company's general counsel. See "Certain Relationships and Related Transactions," below.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock. Officers, directors and greater than ten percent stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file.

     To the Company's knowledge, based solely on a review of copies of such reports furnished and confirmations that no other reports were required during the fiscal year ended May 3, 1998, except as provided below, its directors, executive officers and greater than 10 percent stockholders complied with all
Section 16(a) filing requirements. Dr. Mahoney filed his initial report of ownership on Form 5 and Messrs. Ghugasian, Haythe, Lacourciere and Vincent each reported one transaction involving the exercise of warrants to purchase Common Stock on Form 5.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Thomas M. Haythe, a director of the Company, is a member of the law firm of Haythe & Curley, the Company's general counsel. It is expected that Haythe & Curley will continue to render legal services to the Company in the future.

PERFORMANCE GRAPH

     The following performance graph compares the cumulative total shareholder return on the Company's Common Stock to the NASDAQ Stock Market-US Index and to the Standard and Poor's Medical Products and Supplies Index for the Company's last five fiscal years. The graph assumes that $100 was invested in each of the Company's Common Stock, the NASDAQ Stock Market-(US) Index and the Standard and Poor's Medical Products and Supplies Index on May 3, 1993 and that all dividends were reinvested.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
             NOVAMETRIX MEDICAL SYSTEMS INC., S&P HEALTHCARE INDEX
                    AND THE NASDAQ STOCK MARKET (U.S.) INDEX
                           MAY 2, 1993 - MAY 3, 1998

                                                 VALUE OF INITIAL $100 INVESTMENT

                                                                             S&P HEALTH CARE
        MEASUREMENT PERIOD                                NASDAQ STOCK          (MEDICAL
      (FISCAL YEAR COVERED)            NOVAMETRIX         MARKET (U.S.)         PRODUCTS)
1993                                       100                 100                 100
1994                                       164                 111                  94
1995                                       195                 129                 146
1996                                       209                 184                 198
1997                                       205                 195                 230
1998                                       302                 292                 329

---------------

* Assumes $100 investment in the common stock of Novametrix Medical Systems Inc., Nasdaq Stock Market Index (U.S. Companies), and S&P Health Care (Medical Products), derived from compounded daily returns with dividend reinvestment on the exdate.

                                                           ANNUAL RETURN

                                                                             S&P HEALTH CARE
        MEASUREMENT PERIOD                                NASDAQ STOCK          (MEDICAL
      (FISCAL YEAR COVERED)            NOVAMETRIX         MARKET (U.S.)         PRODUCTS)
1993                                       N/A                 N/A                 N/A
1994                                       64.00%              11.00              (6.00%)
1995                                       18.90%              16.22%             55.32%
1996                                        7.18%              42.64%             35.62%
1997                                       (1.91%)              5.98%             16.16%
1998                                       47.32%              49.74%             43.04%

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The report of the Compensation Committee documents the Committee's policies regarding executive officer compensation. The Company's philosophy and objectives in setting compensation are (i) to offer levels of compensation which are competitive with those offered by other companies in similar businesses;
(ii) to compensate executives based on each executive's level of responsibility and contribution to the Company's business goals; (iii) to link compensation with the Company's financial performance; and (iv) to align the interests of the Company's executives with the interests of the Company's stockholders.

     Base Salary. Base salary is determined by level of responsibility, individual performance and Company performance, as well as by the need to provide a competitive package that allows the Company to retain key executives. After reviewing individual and Company performance and market studies on salaries at other companies of similar size, the President makes recommendations to the Compensation Committee concerning officers' salaries, other than his own. The Compensation Committee reviews and, with any changes it deems appropriate, approves these recommendations. Using the same review process, the Compensation Committee makes decisions pertaining to the President's salary. On the basis of the foregoing factors, during the 1998 fiscal year, the Compensation Committee established an annual salary of $250,000 for William J. Lacourciere, the President and Chief Executive Officer of the Company.

     Executive Bonuses. Executive bonuses provide the opportunity for executive officers to earn additional compensation by achieving specific performance goals. The Company will pay a percentage of each participant's annual base salary as an annual bonus, provided the Company achieves specific performance objectives. These objectives are established by the Board of Directors of the Company at the beginning of each fiscal year in consultation with such executive officers.

     Stock Options. The Company periodically grants stock options to its executive officers and other key employees. The primary purpose of stock option grants is to align the interests of the Company's executive officers more closely with the interests of the Company's stockholders by offering the executives an opportunity to benefit from increases in the market price of the Company's Common Stock. Stock options provide long-term incentives that have enabled the Company to attract and retain key employees by encouraging their ownership of Common Stock. The stock option plans are administered by the Stock Option Committee of the Company's Board of Directors, which determines the persons who are to receive options and the number of shares to be subject to each option. In selecting individuals for options and determining the terms thereof, the Stock Option Committee may take into consideration any factors it deems relevant, including present and potential contributions to the success of the Company.

     In November 1997, the Company and Mr. Lacourciere amended Mr. Lacourciere's employment agreement to provide Mr. Lacourciere with a retirement benefit upon his retirement from the Company at any time subsequent to his attaining age 65. The aggregate amount of the retirement benefit is equal to three times Mr. Lacourciere's average annual cash compensation during the five most recent taxable years of the Company ending prior to his date of retirement and is payable in equal monthly installments over the three-year period commencing upon his retirement. The amendment also provides for a reduced retirement benefit for Mr. Lacourciere in the event of his retirement from Company after attaining age 62 but prior to attaining age 65. The Committee believes that the amendment furthers the interests of the Company by serving as an inducement and incentive for Mr. Lacourciere to continue his service with the Company, while providing Mr. Lacourciere with fair compensation for his long and meritorious service with the Company.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the deductibility of compensation exceeding $1 million to each of the Company's Chief Executive Officer and four other most highly compensated executive officers. Qualifying performance-based compensation meeting the requirements promulgated by the Internal Revenue Service under Section 162(m) will not be subject to the deduction limit. The Company intends to qualify its executive compensation arrangements to comply with such requirements.

                                          COMPENSATION COMMITTEE OF
                                          THE BOARD OF DIRECTORS:

                                           Vartan Ghugasian
                                           Thomas M. Haythe
                                           Steven J. Shulman

               II. RATIFICATION OF SELECTION INDEPENDENT AUDITORS

     The Board of Directors of the Company has selected Ernst & Young LLP to serve as independent auditors for the Company for the fiscal year ending May 2, 1999. Such firm has examined the financial statements of the Company since the Company's inception. The Board of Directors considers Ernst & Young LLP to be eminently qualified.

     Although it is not required to do so, the Board of Directors is submitting its selection of the Company's auditors for ratification at the Meeting in order to ascertain the views of stockholders regarding such selection. If the selection is not ratified, the Board of Directors will reconsider its selection.

     The Board of Directors recommends that the Company's stockholders vote FOR ratification of the selection of Ernst & Young LLP to examine the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending May 2, 1999. It is the intention of the persons named in the accompanying form of Proxy to vote the shares represented thereby in favor of such ratification unless otherwise instructed in such Proxy.

     A representative of Ernst & Young LLP will be present at the Meeting with the opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions.

                               III. OTHER MATTERS

     The Board of Directors of the Company does not know of any other matters which may be brought before the Meeting. However, if any such other matters are properly presented for action, it is the intention of the persons named in the accompanying form of Proxy to vote the shares represented thereby in accordance with their judgment on such matters.

MISCELLANEOUS

     If the accompanying form of Proxy is executed and returned, the shares represented thereby will be voted in accordance with the terms of the Proxy, unless the Proxy is revoked. If no directions are indicated in such Proxy, the shares represented thereby will be voted FOR the nominees proposed by the Board of Directors in the election of two Class C directors and FOR ratification of the Board of Directors' selection of independent auditors for the Company. Any Proxy may be revoked at any time before it is exercised by written notice to the Secretary of the Company. The casting of a ballot at the Meeting by a stockholder who may theretofore have given a Proxy, or the subsequent delivery of a Proxy, will have the effect of revoking the initial Proxy.

     All costs relating to the solicitation of Proxies will be borne by the Company. Proxies may be solicited by officers, directors and employees of the Company and its subsidiaries personally, or by mail, telephone or telecopier, and the Company may pay brokers and other persons holding shares of stock in their names or those of their nominees for their reasonable expenses in sending soliciting material to their principals.

     It is important that Proxies be returned promptly. Stockholders who do not expect to attend the Meeting in person are urged to mark, sign and date the accompanying form of Proxy and mail it in the enclosed return envelope, which requires no postage if mailed in the United States, so that their votes can be recorded.

STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the 1999 Annual Meeting of Stockholders of the Company must be received by the Company by March 29, 1999 in order to be considered for inclusion in the Company's Proxy Statement relating to such meeting.

ANNUAL REPORT ON FORM 10-K

     Copies of the Company's Annual Report on Form 10-K, including the financial statements for the fiscal year ended May 3, 1998, which has been filed with the Securities and Exchange Commission, will be sent without charge to stockholders to whom this Proxy Statement is mailed upon written request to the Chief Financial Officer, Novametrix Medical Systems Inc., 5 Technology Drive, Wallingford, Connecticut 06492.

July 29, 1998

                         NOVAMETRIX MEDICAL SYSTEMS INC.

           PROXY - Annual Meeting of Stockholders - September 1, 1998

                                  COMMON STOCK

                  The undersigned, a stockholder of NOVAMETRIX MEDICAL SYSTEMS INC., does hereby appoint William J. Lacourciere and Joseph A. Vincent, or either of them, with full power of substitution, the undersigned's proxies, to appear and vote at the Annual Meeting of Stockholders to be held on September 1, 1998 at 10:30 a.m., local time, or at any adjournments thereof, upon such matters as may come before the Meeting.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

                  The undersigned hereby instructs said proxies or their substitutes to vote as specified below on the following matters and in accordance with their judgment on other matters which may properly come before the Meeting.


1.       Election of Class C Directors.

         For both nominees listed below |_|                              Withhold authority for both nominees listed |_|
         (except as marked to the contrary below)

                   Thomas M. Haythe and William J. Lacourciere

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)



         -----------------------------------------------------------


2. Ratification of appointment of Ernst & Young LLP as independent auditors for the fiscal year ending May 2, 1999.

     FOR  |_|                  AGAINST |_|                         ABSTAIN |_|

The Board of Directors favors a vote "FOR" each item.

                                 (Continued and to be Completed on Reverse Side)

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED AS TO ITEM 1, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED AND IF NO DIRECTION IS INDICATED AS TO ITEM 2 SUCH SHARES WILL BE VOTED FOR SUCH ITEM.

IMPORTANT: Before returning this Proxy, please sign your name or names on the line(s) below exactly as shown hereon. Executors, administrators, trustees, guardians or corporate officers should indicate their full titles when signing. Where shares are registered in the names of joint tenants or trustees, each joint tenant or trustee should sign.


                                             Dated _______________________, ____


                                              ___________________________ (L.S.)


                                              ___________________________ (L.S.)
                                              Stockholder(s) Sign Here


      PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
                               ENCLOSED ENVELOPE.